As filed with the Securities and Exchange Commission on March 5, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO:

FORM S-3

REGISTRATION STATEMENT NO. 333-195847

Under

the Securities Act of 1933

Westmoreland Coal Company

(Exact name of registrant as specified in its charter)

Delaware	23-1128670
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9540 South Maroon Circle, Suite 300

Englewood, Colorado 80112

(303) 922-6163

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jennifer S. Grafton, Esq.

Chief Legal Officer, Chief Administrative Officer and Secretary

Westmoreland Coal Company

9540 South Maroon Circle, Suite 300

Englewood, Colorado 80112

(303) 922-6163

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael P. Fisherman

Kirkland & Ellis LLP

609 Main St. Suite 4500

Houston, Texas

(713) 836-3600

Approximate date of commencement of proposed sale of the securities to the public: N/A. Removal from registration of securities that were not sold pursuant to these registration statements.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the following Registration Statement on Form S-3 (the “Registration Statement”), originally filed by Westmoreland Coal Company (the “Company”) with the Securities and Exchange Commission (the “SEC”) to terminate all offerings under the Registration Statement and to deregister any and all securities that remain unsold under the Registration Statement:

•

Registration Statement on Form S-3 (No. 333-195847), pertaining to the registration of 700,000 shares of the Company’s common stock held by certain selling security holders to be sold from time to time as amended by Post-Effective Amendment No. 1 filed with the SEC on May 9, 2014.

On October 9, 2018, the Company and certain of its subsidiaries, (collectively, the “Debtors”), filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas. The Debtors’ chapter 11 cases are being jointly administered and are captioned In re Westmoreland Coal Company, et al (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood, Colorado on March 5, 2019.

Westmoreland Coal Company

By:	/s/ Jennifer S. Grafton
Jennifer S. Grafton
Chief Legal Officer, Chief Administrative Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael G. Hutchinson Michael G. Hutchinson	Interim Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)	March 5, 2019

/s/ Scott Henry Scott Henry	Chief Accounting Officer and Vice President of Accounting (Principal Accounting Officer)	March 5, 2019

/s/ Robert C. Scharp Robert C. Scharp	Chairman of the Board	March 5, 2019

/s/ Terry Bachynski Terry Bachynski	Director	March 5, 2019

/s/ Robert C. Flexon Robert C. Flexon	Director	March 5, 2019

/s/ Gail E. Hamilton Gail E. Hamilton	Director	March 5, 2019

/s/ Craig R. Mackus Craig R. Mackus	Director	March 5, 2019

/s/ Jeffrey S. Stein Jeffrey S. Stein	Director	March 5, 2019

/s/ Robert A. Tinstman Robert A. Tinstman	Director	March 5, 2019